As filed with the U.S. Securities and Exchange Commission on July 29, 2016

File No. 333-208612

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒

PRE-EFFECTIVE AMENDMENT NO. ☐

POST-EFFECTIVE AMENDMENT NO. 1 ☒

JOHN HANCOCK FUNDS III
(Exact Name of Registrant as Specified in Charter)

601 Congress Street
Boston, Massachusetts 02210
(Address of Principal Executive Offices)

617-663-2999
(Registrant’s Area Code and Telephone Number)

John J. Danello, Esq.
601 Congress Street
Boston, Massachusetts 02210
(Name and Address of Agent for Service)

Copies to:

Brian D. McCabe, Esq.
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, Massachusetts 02199

JOHN HANCOCK FUNDS III

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A — Proxy Statement/Prospectus - Incorporated herein by reference to the definitive form of Proxy Statement/Prospectus filed pursuant to Rule 497 under the Securities Act of 1933, as amended (“Securities Act”), on January 21, 2016 SEC accession number 0001133228-16-007018.

Part B — Statement of Additional Information - Incorporated herein by reference to the definitive form of Statement of Additional Information filed pursuant to Rule 497 under the Securities Act January 21, 2016 SEC accession number 0001133228-16-007018.

Part C — Other Information

Signature Page

Exhibits - The sole purpose of this filing is to file as exhibits, with respect to the reorganization described in the Registrant’s Registration Statement on Form N-14, filed on January 21, 2016: (i) the opinion and consent of counsel supporting the tax matters and consequences to shareholders of the reorganization, as required by Item 16(12) of Form N-14; and (ii) the executed Agreement and Plan of Reorganization, as required by Item 16(4) of Form N-14. Part C of this Registration Statement has been updated as necessary.

PART C
OTHER INFORMATION

Item 15. Indemnification

No change from the information set forth in Item 30 of the most recently filed amendment to the Registration Statement of John Hancock Funds III (“Registrant”) on Form N-1A under the 1933 Act and the 1940 Act (File Nos. 333-125838 and 811-21777) as filed with the Securities and Exchange Commission (the “SEC”) on June 25, 2015 (accession no. 0001133228-15-003051), which information is incorporated herein by reference.

Item 16. Exhibits

1(a)	Agreement and Declaration of Trust dated January 22, 2016 — previously filed as exhibit (a) to post-effective amendment no. 66, filed on June 27, 2016, accession number 0001133228-16-010482.

1(b)	Amended and Restated Agreement and Declaration of Trust dated June 29, 2005 — previously filed as exhibit (a) to pre-effective amendment no. 1, filed on June 30, 2005, accession number 0000898432-05-000524.

1(c)	Second Amended and Restated Agreement and Declaration of Trust dated August 12, 2005 — previously filed as exhibit (a)(3) to pre-effective amendment no. 2, filed on September 2, 2005, accession number 0000898432-05-000776.

1(d)	Amendment to Declaration of Trust dated September 2, 2009 — previously filed as exhibit (a)(4) to post-effective amendment no. 26, filed on June 25, 2010, accession number 0000950123-10-061105.

2(a)	By-laws of the Registrant dated June 9, 2005 — previously filed as exhibit (b) to initial registration statement on Form N-1A, filed on June 15, 2005, accession number 0000898432-05-000492.

2(b)	Amendment dated June 9, 2009 to the By-laws dated June 9, 2005 — previously filed as exhibit (b)(1) to post-effective amendment no. 19, filed on June 30, 2009, accession number 0000950123-09-018788.

2(c)	Amendment dated August 31, 2010 to the By-laws dated June 9, 2005 — previously filed as exhibit (b)(2) to post-effective amendment no. 28, filed on November 5, 2010, accession number 0000950123-10-101104.

2(d)	Amendment dated March 10, 2016 to the By-laws dated June 9, 2005 — previously filed as exhibit (b)(3) to post-effective amendment no. 66, filed on June 27, 2016, accession number 0001133228-16-010482.

3	Not applicable.

4	Agreement and Plan of Reorganization, dated April 22, 2016, by and between John Hancock Select Growth Fund, a series of the Registrant, and John Hancock Strategic Growth Fund, a series of the Registrant – FILED HEREWITH.

5	See Exhibits 1 and 2.

6(a)	Advisory Agreement dated January 1, 2014 between the Registrant and John Hancock Advisers, LLC — previously filed as exhibit (d)(1) to post-effective amendment no. 53, filed on June 27, 2014, accession number 0001133228-14-002176.

6(b)	Advisory Agreement dated January 1, 2014 between the Registrant and John Hancock Advisers, LLC relating to Core High Yield Fund — previously filed as exhibit (d)(2) to post-effective amendment no. 53, filed on June 27, 2014, accession number 0001133228-14-002176.

6(c)	Amendment dated December 17, 2014, to Advisory Agreement dated January 1, 2014 between the Registrant and John Hancock Advisers, LLC relating to Disciplined Value Fund — previously filed as exhibit (d)(3) to post-effective amendment no. 58, filed on January 26, 2015, accession number 0001133228-15-000305.

6(d)	Subadvisory Agreement dated April 17, 2014 between John Hancock Advisers, LLC and Baillie Gifford Overseas Ltd relating to John Hancock Select Growth Fund — previously filed as exhibit (d)(3) to post-effective amendment no. 53, filed on June 27, 2014, accession number 0001133228-14-002176.

6(e)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Epoch Investment Partners, Inc. relating to John Hancock Global Shareholder Yield Fund — previously filed as exhibit (d)(4) to post-effective amendment no. 53, filed on June 27, 2014, accession number 0001133228-14-002176.

6(f)	Subadvisory Agreement dated January 1, 2014 between the John Hancock Advisers, LLC and Fiduciary Management Associates, LLC, relating to John Hancock Small Company Fund — previously filed as exhibit (d)(5) to post-effective amendment no. 53, filed on June 27, 2014, accession number 0001133228-14-002176.

6(g)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Grantham, Mayo, Van Otterloo & Co. LLC relating to John Hancock International Core Fund — previously filed as exhibit (d)(6) to post-effective amendment no. 53, filed on June 27, 2014, accession number 0001133228-14-002176.

6(h)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and John Hancock Asset Management a division of Manulife Asset Management (US) LLC relating to John Hancock International Value Equity Fund and John Hancock Strategic Growth Fund — previously filed as exhibit (d)(8) to post-effective amendment no. 53, filed on June 27, 2014, accession number 0001133228-14-002176.

6(i)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and John Hancock Asset Management a division of Manulife Asset Management (North America) Limited relating to John Hancock Core High Yield Fund — previously filed as exhibit (d)(9) to post-effective amendment no. 53, filed on June 27, 2014, accession number 0001133228-14-002176.

6(j)	Subadvisory Agreement dated April 1, 2016 between John Hancock Advisers, LLC and Mesirow Financial Investment Management, Inc., relating to John Hancock Small Company Fund — previously filed as exhibit (d)(8) to post-effective amendment no. 66, filed on June 27, 2016, accession number 0001133228-16-010482.

6(k)	Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Robeco Investment Management, Inc. relating to John Hancock Disciplined Value Fund and John Hancock Disciplined Value Mid Cap Fund — previously filed as exhibit (d)(10) to post-effective amendment no. 53, filed on June 27, 2014, accession number 0001133228-14-002176.

6(l)	Subadvisory Agreement dated July 15, 2014, between John Hancock Advisers, LLC and Wellington Management Company LLP relating to John Hancock International Growth Fund — previously filed as exhibit (d)(11) to post-effective amendment no. 58, filed on January 26, 2015, accession number 0001133228-15-000305.

6(m)	Amendment dated December 17, 2014, to the Subadvisory Agreement dated January 1, 2014 between John Hancock Advisers, LLC and Robeco Investment Management, Inc. relating to John Hancock Disciplined Value Fund — previously filed as exhibit (d)(12) to post-effective amendment no. 58, filed on January 26, 2015, accession number 0001133228-15-000305.

7	Distribution Agreement dated September 2, 2005 between the Registrant and John Hancock Funds, LLC — previously filed as exhibit (e) to pre-effective amendment no. 2, filed on September 2, 2005, accession number 0000898432-05-000776.

8	Not Applicable.

9(a)	Master Custodian Agreement dated September 10, 2008 between the Registrant and State Street Bank and Trust Company — previously filed as exhibit (g) to post-effective amendment no. 26, filed on June 25, 2010, accession number 0000950123-10-061105.

9(b)	Amendment dated October 1, 2015 to the Master Custodian Agreement dated September 10, 2008 between the Registrant and State Street Bank and Trust Company — previously filed as exhibit (g)(1) to post-effective amendment no. 66, filed on June 27, 2016, accession number 0001133228-16-010482.

9(c)	Master Global Custodial Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citibank. N.A. – previously filed as exhibit (g)(1) to post-effective amendment no. 60, filed on March 27, 2015, accession number 0001133228-15-001315.

9(d)	Amendment dated June 10, 2015 to the Master Global Custodial Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citibank, N.A. — previously filed as exhibit (g)(3) to post-effective amendment no. 66, filed on June 27, 2016, accession number 0001133228-16-010482.

10(a)	Plan of Distribution pursuant to Rule 12b-1 dated September 2, 2005 as amended December 13, 2006 relating to Class 1 Shares — previously filed as exhibit (m)(1) to post-effective amendment no. 3, filed on December 15, 2006, accession number 0001010521-06-000969.

10(b)	Plan of Distribution pursuant to Rule 12b-1 dated September 2, 2005, as amended December 13, 2006 relating to Class A Shares — previously filed as exhibit (m)(3) to post-effective amendment no. 3, filed on December 15, 2006, accession number 0001010521-06-000969.

10(c)	Plan of Distribution pursuant to Rule 12b-1 dated September 2, 2005, as amended December 13, 2006 relating to Class B Shares — previously filed as exhibit (m)(4) to post-effective amendment no. 3, filed on December 15, 2006, accession number 0001010521-06-000969.

10(d)	Plan of Distribution pursuant to Rule 12b-1 dated September 2, 2005, as amended December 13, 2006 relating to Class C Shares — previously filed as exhibit (m)(5) to post-effective amendment no. 3, filed on December 15, 2006, accession number 0001010521-06-000969.

10(e)	Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2006 as amended December 13, 2006 relating to Class R1 Shares — previously filed as exhibit (m)(7) to post-effective amendment no. 3, filed on December 15, 2006, accession number 0001010521-06-000969.

10(f)	Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2006 as amended December 13, 2006 relating to Class R3 Shares — previously filed as exhibit (m)(9) to post-effective amendment no. 3, filed on December 15, 2006, accession number 0001010521-06-000969.

10(g)	Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2006 as amended December 13, 2006 relating to Class R4 Shares — previously filed as exhibit (m)(10) to post-effective amendment no. 3, filed on December 15, 2006, accession number 0001010521-06-000969.

10(h)	Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2006 as amended December 13, 2006 relating to Class R5 Shares — previously filed as exhibit (m)(11) to post-effective amendment no. 3, filed on December 15, 2006, accession number 0001010521-06-000969.

10(i)	Plan of Distribution pursuant to Rule 12b-1 dated December 4, 2007 relating to Class ADV Shares — previously filed as exhibit (m)(12) to post-effective amendment no. 8, filed on May 19, 2008, accession number 0000950135-08-003822.

10(j)	Plan of Distribution pursuant to Rule 12b-1 dated June 10, 2008 relating to Class T Shares — previously filed as exhibit (m)(13) to post-effective amendment no. 14, filed on December 15, 2008, accession number 0000950135-08-008163.

10(k)	Plan of Distribution pursuant to Rule 12b-1 dated December 6, 2011 relating to Class R2 Shares — previously filed as exhibit (h)(8) to post-effective amendment no. 44, filed on February 24, 2012, accession number 0000950123-12-003092.

10(l)	Amended and Restated Multiple Class Plan pursuant to Rule 18f-3 dated December 17, 2014 (“18f-3 Plan“) — previously filed as exhibit (n) to post-effective amendment no. 58, filed on January 26, 2015, accession number 0001133228-15-000305.

11	Opinion and Consent of Ropes & Gray LLP regarding legality of issuance of shares and other matters — previously filed as exhibit 99.11 to the initial registration statement on Form N-14 filed on December 18, 2015 accession number 0001133228-15-006444.

12	Opinion of Ropes & Gray LLP on tax matters relating to the reorganization of John Hancock Select Growth Fund, a series of the Registrant, into John Hancock Strategic Growth Fund, a series of the Registrant, dated April 22, 2016 – FILED HEREWITH.

13(a)

Amended and Restated Service Agreement dated June 25, 2014 among the Registrant and John Hancock Advisers, LLC — previously filed as exhibit (h)(1) to post-effective amendment no. 56, filed on August 25, 2014, accession number 0001133228-14-002929.

13(b)	Class R1 Service Plan dated June 30, 2006 — previously filed as exhibit (h)(3) to post-effective amendment no. 4, filed on June 27, 2007, accession number 0001010521-07-000489.

13(c)	Class R3 Service Plan dated June 30, 2006 — previously filed as exhibit (h)(5) to post-effective amendment no. 4, filed on June 27, 2007, accession number 0001010521-07-000489.

13(d)	Class R4 Service Plan dated June 30, 2006 — previously filed as exhibit (h)(6) to post-effective amendment no. 4, filed on June 27, 2007, accession number 0001010521-07-000489.

13(e)	Class R5 Service Plan dated June 30, 2006 — previously filed as exhibit (h)(7) to post-effective amendment no. 4, filed on June 27, 2007, accession number 0001010521-07-000489.

13(f)	Class R2 Shares Service Plan dated December 6, 2011— previously filed as exhibit (h)(8) to post-effective amendment no. 44, filed on February 24, 2012, accession number 0000950123-12-003092.

13(g)	Amended and Restated Transfer Agency and Service Agreement dated July 1, 2013 (the “Restated Transfer Agency Agreement”) between John Hancock Mutual Funds advised by the John Hancock Advisers, LLC and John Hancock Signature Services, Inc. — previously filed as exhibit (h)(7) to post-effective amendment no. 53, filed on June 27, 2014, accession number 0001133228-14-002176.

13(h)	Amendment dated October 1, 2013 to the Restated Transfer Agency Agreement — previously filed as exhibit (h)(8) to post-effective amendment no. 53, filed on June 27, 2014, accession number 0001133228-14-002176.

13(i)	Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citi Fund Services Ohio, Inc. – previously filed as exhibit (h)(9) to post-effective amendment no. 60, filed on March 27, 2015, accession number 0001133228-15-001315.

13(j)	Amendment No.1 dated February 1, 2015 to Services Agreement dated March 3, 2014 between the Trust and Citi Fund Services Ohio, Inc. – previously filed as exhibit (h)(10) to post-effective amendment no. 60, filed on March 27, 2015, accession number 0001133228-15-001315.

13(k)	Amendment dated June 15, 2015 to Services Agreement dated March 3, 2014, as amended, among John Hancock Mutual Funds and Citi Fund Services Ohio, Inc. — previously filed as exhibit (h)(11) to post-effective amendment no. 66, filed on June 27, 2016, accession number 0001133228-16-010482.

13(l)	Amended and Restated Expense Limitation Agreement and Voluntary Expense Limitation Notice dated March 10, 2016 by and between the Registrant and John Hancock Advisers, LLC — previously filed as exhibit (h)(12) to post-effective amendment no. 66, filed on June 27, 2016, accession number 0001133228-16-010482.

13(m)	Rule 12b-1 Fee Waiver Letter Agreement dated March 10, 2016 by and between the Registrant and John Hancock Funds, LLC — previously filed as exhibit (h)(13) to post-effective amendment no. 66, filed on June 27, 2016, accession number 0001133228-16-010482.

13(n)	Agreement to Waive Advisory Fees and Reimburse Expenses dated January 2, 2014 between the Registrant and John Hancock Advisers, LLC. — previously filed as exhibit (h)(11) to post-effective amendment no. 59, filed on March 13, 2015, accession number 0001133228-15-000912.

14	Consent of PricewaterhouseCoopers LLP – previously filed as exhibit 99.14 to the initial registration statement on Form N-14 filed on December 18, 2015 accession number 0001133228-15-006444.

15	Not Applicable.

16	Power of Attorney dated December 10, 2015 — previously filed as exhibit 99.16 to the initial registration statement on Form N-14 filed on December 18, 2015 accession number 0001133228-15-006444.

17	Form of Proxy Card — previously filed as exhibit 99.17 to the initial registration statement on Form N-14 filed on December 18, 2015 accession number 0001133228-15-006444.

Item 17. Undertakings

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, John Hancock Funds III, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, and Commonwealth of Massachusetts, on the 29th day of July, 2016.

JOHN HANCOCK FUNDS III

By:	/s/ Andrew G. Arnott
Name: Andrew G. Arnott
Title: President

As required by Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Andrew G. Arnott	President	July 29, 2016
Andrew G. Arnott

/s/ Charles A. Rizzo	Chief Financial Officer	July 29, 2016
Charles A. Rizzo	(Principal Financial Officer and Principal Accounting Officer)

/s/ Charles L. Bardelis *	Trustee	July 29, 2016
Charles L. Bardelis

/s/ James R. Boyle*	Trustee	July 29, 2016
James R. Boyle

/s/ Craig Bromley*	Trustee	July 29, 2016
Craig Bromley

/s/ Peter S. Burgess *	Trustee	July 29, 2016
Peter S. Burgess

/s/ William H. Cunningham *	Trustee	July 29, 2016
William H. Cunningham

/s/ Grace K. Fey *	Trustee	July 29, 2016
Grace K. Fey

/s/ Theron S. Hoffman *	Trustee	July 29, 2016
Theron S. Hoffman

/s/ Deborah C. Jackson*	Trustee	July 29, 2016
Deborah C. Jackson

/s/ Hassell H. McClellan *	Trustee	July 29, 2016
Hassell H. McClellan

/s/ James M. Oates *	Trustee	July 29, 2016
James M. Oates

Signature	Title	Date

/s/ Steven R. Pruchansky*	Trustee	July 29, 2016
Steven R. Pruchansky

/s/ Gregory A. Russo*	Trustee	July 29, 2016
Gregory A. Russo

/s/ Warren A. Thomson*	Trustee	July 29, 2016
Warren A. Thomson

*By Power of Attorney

*By:	/s/ Thomas Dee
Thomas Dee
Attorney-In-Fact,
Pursuant to Powers of Attorney filed with the Registrant’s Registration Statement on December 18, 2015.

JOHN HANCOCK FUNDS III
Index To Exhibits

Exhibit Number	Description of Exhibit
4	Agreement and Plan of Reorganization dated April 22, 2016, by and between John Hancock Select Growth Fund, a series of the Registrant, and John Hancock Strategic Growth Fund, a series of the Registrant.
12	Opinion of Ropes & Gray LLP on tax matters relating to the reorganization of John Hancock Select Growth Fund, a series of the Registrant, into John Hancock Strategic Growth Fund, a series of the Registrant, dated April 22, 2016.